BOWMAN & BOWMAN, P.A.
                          Certified Public Accountants

                         1705 Colonial Blvd., Suite D-1
                            Fort Myers, Florida 33907
                                 (941) 939-2301
                              (941) 939-1297 (Fax)




                                 October 5, 2000



To the Board of Directors
AmeriNet Group.com,Inc.
Formerly
Equity Growth Systems, inc.
(A Development Stage Company)
526 SE Dixie Hwy.
Stewart, Florida  34997


We consent to the use of our audit report dated April 23, 1999, except Note 2 and Note 5B(b) as to which the date is November 10, 1999 on the financial statements of Equity Growth Systems, inc for the year ended December 31, 1998 in their current SEC filing dated on or about this the Fifth day of October 2000.



/s/ Bowman & Bowman
Bowman & Bowman, P.A.
Certified Public Accountants
Fort Myers, Florida
October 5, 2000

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